Exhibit 10.6

Richard F. Walsh Senior Vice President Human Resources
PerkinElmer, Inc. 45 Wiliam Street Wellesley, MA 02481-4078 USA Phone: 781-431-4122 Fax: 781-431-4183

Via UPS and E-mail

November 22, 2003

John A. Roush

Dear John,

This is to confirm the terms of the cash bonus; restricted stock grant; and guaranteed severance provided to you by the Company.

Cash Bonus:

The Company has granted you a cash bonus of $100,000 which is to be repaid if you voluntarily leave the Company before November 18, 2005, according to the following schedule: 100% of the bonus is to be repaid if you leave before November 18, 2004; and 50% if you leave after November 18, 2004 but before November 18, 2005. In the event of involuntary separation or a Change in Control of PerkinElmer, Inc. the requirement to repay all or any portion of the bonus is waived.

Restricted Shares:

The Company has granted you 5,000 restricted shares of PerkinElmer stock. These shares will vest on November 18, 2005 provided you remain employed by the Company through that date. In the event your employment is involuntarily terminated for reasons other than cause, the restricted shares vest on your termination date. In addition, the shares vest upon a Change in Control of PerkinElmer, Inc. In the next few days, we will send you a restricted stock agreement confirming the provisions relating to the grant.

Guaranteed Severance:

In the event that your employment with the Company is involuntarily terminated, you will receive a severance payment equal to a minimum of nine months of your base salary in effect at the time of separation.

This letter does not provide a guarantee of future employment nor does it constitute a contract of employment with PerkinElmer.

John, we are all very pleased that you have decided to continue your employment with PerkinElmer and we wish you much continued success.

Best Regards,

/s/ RICHARD F. WALSH
Richard F. Walsh

cc:	Greg Summe

John Murphy

Tom Goulet

Lynda Walker